Exhibit 99.1

Contact:	Ina Cu Investor Relations Cell Genesys, Inc. 650-266-3200
CELL GENESYS REPORTS POSITIVE RESULTS FROM PHASE 2 TRIAL OF
GVAX® VACCINE FOR LEUKEMIA IN CHRONIC MYELOGENOUS LEUKEMIA
- Vaccine Reduces Molecular Evidence of Persistent Leukemia
After Long-Term Gleevec® Therapy -
ATLANTA, GA, December 12, 2005—Cell Genesys, Inc. (Nasdaq: CEGE) today reported encouraging clinical data from a Phase 2 trial of GVAX® vaccine for chronic myelogenous leukemia (CML). Nineteen CML patients with molecular evidence of persistent leukemia despite more than one year of Gleevec® (imatinib mesylate) therapy were treated with GVAX vaccine for leukemia while continuing to receive Gleevec. The initial findings of this trial indicate that the addition of the vaccine to Gleevec therapy has reduced persistent leukemic disease in 9 of 19 patients to date as demonstrated by a complete disappearance (five patients) or a greater than one log (90%) reduction (four patients) in bcr-abl — a validated genetic marker found on the leukemic cells. Of the remaining 10 patients, only one patient has progressed on therapy with GVAX vaccine for leukemia while the other 9 continue to be monitored for reductions in bcr-abl. Reductions of bcr-abl have been previously shown to be strongly associated with improved progression-free survival in patients with CML. The trial was conducted at the Johns Hopkins Sidney Kimmel Comprehensive Cancer Center by Dr. Hyam Levitsky, professor of Oncology Medicine and Urology, and colleagues, and the data were presented today at the annual meeting of the American Society of Hematology (ASH) in Atlanta, GA (ASH Abstract #2858).
The Phase 2 trial enrolled 19 patients with chronic phase CML. All patients had detectable bcr-abl levels at study entry as measured by a PCR (polymerase chain reaction) assay despite having received at least one year of Gleevec therapy. The median duration of Gleevec therapy prior to study entry was three years. Patients were treated with four injections of GVAX® vaccine for leukemia at three-week intervals over a total treatment period of nine weeks. Treatment was well tolerated and all patients completed all four planned treatments. As noted above, to date 9 of the 19 patients have achieved molecular responses after the four treatments as defined by either a complete disappearance or greater than one log (90%) reduction in bcr-abl, and 9 of the remaining 10 patients continue to be monitored for reductions in bcr-abl. In addition, the decline in mean bcr-abl levels from pre- to post-treatment with GVAX vaccine for leukemia was statistically significant (p=0.03). Despite the fact that patients were treated with GVAX vaccine for leukemia for only nine weeks and did not receive booster injections, the molecular responses are ongoing in seven of nine patients with a median response duration at this point in the study of greater than five months.
“We are certainly encouraged by the results to date from this Phase 2 trial in CML, in particular by the induction of molecular responses in patients with persistent leukemic disease despite one or more years of Gleevec therapy,” stated Joseph J. Vallner, Ph.D., president and chief operating officer of Cell Genesys. “Based on these findings, we plan to continue to analyze the results from this ongoing trial with the goal of discussing a potential product registration strategy with the Food and Drug Administration (FDA).”
The therapy of CML has improved substantially in recent years as a result of the introduction of Gleevec therapy which is now approved for the first-line treatment of CML in chronic phase. Hematologic responses are seen routinely in the majority of treated patients but complete molecular responses, as measured by quantitative PCR for bcr-abl, occur in less than 10 percent of patients even after 12 months of therapy. Given that the reduction in bcr-abl in patients is positively associated with clinical outcome, new therapeutic strategies to eliminate persistent leukemic disease as evidenced by bcr-abl positive cells are urgently needed. Moreover, it should be noted that to date, the only therapeutic intervention shown to be capable of completely eliminating bcr-abl positive leukemic cells in the majority of patients is allogeneic bone marrow transplantation, an intensive medical procedure with significant treatment-related mortality that may not be indicated in many patients.
Clinical trials of GVAX cancer vaccines are under way for multiple types of cancer including, in addition to leukemia, prostate cancer and pancreatic cancer. GVAX vaccines are designed to stimulate an immune response against the patient’s tumor. The vaccines are comprised of tumor cells that have been genetically modified to secrete GM-CSF, an immune stimulatory hormone that plays a key role in stimulating the body’s immune response to vaccines and are being developed as non patient-specific “off-the-shelf” pharmaceutical products. GVAX cancer vaccines have demonstrated a favorable side effect profile in over 600 patients treated in clinical trials to date.
Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms – GVAX® cancer vaccines and oncolytic virus therapies. Ongoing clinical trials include Phase 3 trials of GVAX vaccine for prostate cancer, Phase 2 trials of GVAX vaccines for leukemia and pancreatic cancer, and a Phase 1 trial of CG0070 oncolytic virus therapy for bladder cancer and potentially other types of cancer. Cell Genesys continues to hold equity interests in its two former subsidiaries – Abgenix, Inc., an antibody products company and Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has its principal manufacturing operation in Hayward, CA. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and pre-clinical programs and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 dated March 14, 2005 as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.
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